Exhibit 99.1

Contact: D. Michael Jones, President and CEO Lloyd W. Baker, CFO (509) 527-3636 News Release

Banner Corporation Announces First Quarter Results;
Adds $22 Million to Allowance for Loan Loss

Walla Walla, WA – April 29, 2009 - Banner Corporation (NASDAQ GMS: BANR), the parent company of Banner Bank and Islanders Bank, today reported that it had a net loss of $9.3 million for the quarter ended March 31, 2009, compared to net income of $3.8 million for the quarter ended March 31, 2008.  The current quarter’s results include a $22.0 million provision for loan losses and a $3.3 million decrease in valuation of financial instruments carried at fair value.

“Deteriorating economic conditions and ongoing strains in the financial and housing markets, which accelerated throughout 2008 and continued in the current quarter, have presented an unusually challenging environment for banks and their holding companies, including Banner Corporation,” said D. Michael Jones, President and CEO.  “This has been particularly evident in our need to provide for credit losses during the past 15 months at a significantly higher level than our historical experience and has also affected our net interest income and other operating revenues.”

“Similar to recent quarters, the significant provision for loan losses during the current quarter reflects material increases in delinquencies, non-performing loans and net charge-offs, particularly for loans for the construction of one-to-four family homes and for acquisition and development of land for residential properties,” Jones continued.  “While the provision for loan losses decreased compared to the immediately preceding quarter, the housing market remained weak in many of our primary service areas, resulting in the increase in delinquencies and non-performing assets, deterioration in property values and the need to provide for an elevated level of losses.  By contrast, other non-housing related segments of the loan portfolio, while showing some signs of stress, have performed as expected with only normal levels of credit problems given the serious economic slowdown.”

In the fourth quarter of 2008, Banner issued $124 million of senior preferred stock to the U.S. Treasury as a participant in the Treasury’s Capital Purchase Program.  In the quarter ended March 31, 2009, Banner paid a $1.6 million dividend on this preferred stock and accrued $373,000 for related discount accretion.  Including the preferred stock dividend and related accretion, the net loss available to common shareholders was $11.2 million, or $0.65 per diluted share, compared to net income of $3.8 million, or $0.24 per diluted share, for the quarter ended March 31, 2008.

“A highlight of the quarter was our Great Northwest Home Rush promotion, which we began initially in the Portland market and more recently have expanded to the Puget Sound region, with the goal of bringing Banner Bank, its subsidiary Community Financial Corporation, and Banner’s builder partners together to deliver customers excellent prices on new homes and equally attractive home loan rates,” said Jones.  The excitement surrounding this promotion has been encouraging and through the date of this announcement we have committed to finance the purchase of 147 homes under this program, with 21 of those sales having closed as of March 31, 2009.

Also notable in the current quarter was very strong mortgage banking activity and revenues as exceptionally low interest rates resulted in significant refinancing opportunities for many of our customers.

Credit Quality

“Due to the continuing weakness of the housing market in many of our primary service areas, delinquencies and non-performing assets increased in the first quarter of 2009, again primarily centered in our construction and land development loan portfolios.  As a result, our provision for loan losses was at a significantly higher amount than a year ago and in excess of our normal expectations.” said Jones.  “While property values have continued to decline, our reserve levels are substantial and both our impairment analysis and charge-off actions reflect current appraisals and valuation estimates.  We remain confident that we can work our way through the housing market-related problems and recently have been encouraged by the positive response to our Great Northwest Home Rush program.”

Banner added $22.0 million to its provision for loan losses in the first quarter of 2009, compared to $33.0 million in the fourth quarter of 2008 and $6.5 million in the first quarter of 2008.  The allowance for loan losses at March 31, 2009 was $79.7 million, representing 2.04% of total loans outstanding.  Non-performing loans were $224.1 million at March 31, 2009, compared to $187.3 million in the preceding quarter and $54.4 million at March 31, 2008.  In addition, Banner’s real estate owned and repossessed assets totaled $39.1 million at March 31, 2009 compared to $21.9 million in the previous quarter and $7.6 million at March 31, 2008.  Banner’s net charge-offs in the current quarter totaled $17.5 million, or 0.44% of average loans.

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BANR-First Quarter 2009 Results
April 29, 2009

At March 31, 2009, the geographic distribution of our construction and land development loans, including residential and commercial properties, is approximately 30% in the greater Puget Sound market, 42% in the greater Portland, Oregon market, and 8% in the greater Boise, Idaho market, with the remaining 20% distributed in various eastern Washington, eastern Oregon and northern Idaho markets served by Banner Bank.  One-to-four family residential construction and related lot and land loans represent 20% of the total loan portfolio and 80% of non-performing assets.  The geographic distribution of non-performing construction, land and land development loans and real estate owned included approximately $96.8 million, or 45%, in the Puget Sound region, $75.1 million, or 35%, in the greater Portland market area and $14.1 million, or 7%, in the greater Boise market area.

Income Statement Review

Banner’s net interest margin was 3.26% for the first quarter of 2009, compared to 3.24% in the preceding quarter and 3.63% for the first quarter of 2008.  Funding costs decreased 27 basis points compared to the previous quarter and decreased 96 basis points from the first quarter a year earlier, while asset yields decreased 27 basis points from the prior linked quarter and 136 basis points from the first quarter a year ago, all reflecting the much lower interest rate environment engineered by the Federal Reserve.

“Funding costs improved as expected, which helped our net interest margin improve slightly from the previous quarter, despite the higher level of delinquencies,” said Jones.  Non-accruing loans reduced the margin by approximately 38 basis points in this year’s first quarter compared to approximately 34 basis points in the fourth quarter of 2008 and approximately 12 basis points in the first quarter of 2008

For the first quarter of 2009, net interest income before the provision for loan losses was $35.0 million, compared to $35.7 million in the preceding quarter and $37.4 million in the first quarter a year ago.  Revenues from core operations* (net interest income before the provision for loan losses plus total other operating income excluding fair value adjustments) were $42.9 million in the first quarter of 2009, the same as in the fourth quarter of 2008 and compared to $44.7 million for the first quarter a year ago.

Banner’s results for the first quarter of 2009 included a net loss of $3.3 million ($2.1 million after tax), compared to a net gain of $823,000 ($527,000 after tax) in the first quarter of 2008, for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value in accordance with the adoption of Statement of Financial Accounting Standards (SFAS) Nos. 157 and 159.  The fair value adjustments in the current quarter predominantly reflect changes in the valuation of trust preferred securities and junior subordinated debentures, both owned and issued by the Company.

Total other operating income, which includes changes in the valuation of financial instruments carried at fair value, for the first quarter was $4.6 million, compared to $21.0 million in the preceding quarter and $8.1 million for the same quarter a year ago.  Total other operating income from core operations* (excluding fair value adjustments) for the first quarter was $7.9 million, compared to $7.2 million in the preceding quarter and $7.3 million for the same quarter a year ago.  Primarily reflecting a recent slow-down in customer transaction volumes, income from deposit fees and other service charges decreased to $4.9 million in the first quarter of 2009, compared to $5.3 million for the preceding quarter and $5.0 million in the first quarter a year ago.  By contrast, income from mortgage banking operations increased substantially in the first quarter to $2.7 million compared to $1.4 million in the preceding quarter and $1.6 million in the same quarter a year ago.  “The slowing economy adversely affected our payment processing business again this quarter as activity levels for deposit customers, cardholders and merchants clearly declined; however, we are pleased with the year-over-year growth in our customer base,” said Jones.  “We are also pleased that our mortgage banking revenues have nearly doubled compared to the year ago quarter due to strong mortgage refinancing activity.  Unfortunately, the increased level of refinancing activity also resulted in accelerated termination of mortgage servicing rights as reflected in the impairment of loan servicing revenues in the quarter just ended.  Amortization and write-off of mortgage servicing rights totaled $912,000 for the quarter ended March 31, 2009 compared to $193,000 in the preceding quarter and $261,000 in the first quarter a year ago.”

“Operating expenses were generally well managed in the first quarter, reflecting continuing efforts to improve our processes and efficiency, although collection and legal costs, including charges related to acquired real estate, remained high,” said Jones.  “In addition, FDIC insurance expense increased approximately $1.2 million over the first quarter a year ago as a result of increased assessment rates for the current quarter and the depletion of offsetting credits that had held the prior year’s charges at a lower level.  An additional, non-recurring expense for the current quarter was a $655,000 shared risk assessment from the Washington Public Deposit Protection Commission related to the failure of a Washington state commercial bank during the first quarter of 2009.  Although we anticipate collection costs will continue to be above historical levels for a number of future quarters, we expect continued expense discipline will be a positive factor going forward.”

Total other operating expenses from core operations* (non-interest expenses excluding the goodwill write-off for the quarter ended December 31, 2008) were $33.8 million in the first quarter of 2009, a decline of 6% compared to $36.0 million in the preceding quarter and an increase of less than 1% compared to $33.7 million in the first quarter a year ago.  Operating expenses from core operations as a percentage of average assets was 3.02% in the first quarter of 2009, compared to 3.06% in the previous quarter and 3.01% in the first quarter a year ago.

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BANR-First Quarter 2009 Results
April 29, 2009

*Earnings information excluding the goodwill impairment charge and fair value adjustments (alternately referred to as total other operating income from core operations, total other operating expenses from core operations, revenues from core operations, or operating expenses from core operations) represent non-GAAP (Generally Accepted Accounting Principles) financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s core operations reflected in the current quarter’s results.  Where applicable, the Company has also presented comparable earnings information using GAAP financial measures.

Balance Sheet Review

Total loans increased by $75.6 million, or 2%, to $3.92 billion at March 31, 2009 from $3.84 billion at March 31, 2008.  “On a quarterly basis, reflecting the favorable interest rate environment and increased mortgage originations, residential mortgage loans increased by $44.5 million during the first quarter of 2009,” stated Jones.  “In addition, commercial real estate loan balances increased by $22.6 million.  By contrast, reflecting the slow economy, commercial business loans declined by $29.7 million.  In addition, agricultural loans experienced an expected seasonal decline of $6.2 million which, combined with continued payoffs of construction loans, resulted in a modest decrease in total loan balances compared to the prior quarter end.  Although still slower than historical levels, home sales have been sufficient to reduce the portfolio of one-to-four family construction loans by $206.3 million over the past twelve months, including a $55.3 million reduction in the most recent quarter.  As a result, at March 31, 2009 our one-to-four family construction loans totaled $365.4 million and have declined by $289.2 million compared to their peak quarter-end balance of $654.6 million at June 30, 2007.  In addition, our aggregate construction and land development loan balances, including commercial and multi-family real estate, have declined by $273.4 million, also compared to their peak quarter-end balances at June 30, 2007.”  Net loans were $3.84 billion at March 31, 2009, compared to $3.79 billion a year earlier.  Total assets were $4.51 billion at March 31, 2009, compared to $4.57 billion a year earlier.

Total deposits were $3.63 billion at March 31, 2009, compared to $3.69 billion a year earlier.  Non-interest-bearing accounts increased 5% and certificates of deposit increased 6% during the twelve months ended March 31, 2009, while total transaction and savings accounts decreased 10%.  “Deposits were down this quarter primarily because we allowed $125 million in public funds, including $76 million of interest-bearing transaction accounts, to run off since year-end in anticipation of the higher costs of collateralizing these deposits and to reduce the shared risk exposure under the new Washington and Oregon State regulations,” said Jones.  “We anticipate further declines in public fund deposits over the next two or three quarters as we continue to adjust to these new regulations.”

On March 31, 2009, Banner Bank completed an offering of $50 million of qualifying senior bank notes covered by the FDIC’s Temporary Liquidity Guarantee Program (the “TLGP”) with a three-year maturity and fixed interest rate of 2.625%.

On November 21, 2008, Banner received $124 million from the U.S. Treasury Department as a part of the Treasury’s Capital Purchase Program.  This funding marked Banner’s successful completion of the sale of $124 million in senior preferred stock, with a related warrant to purchase up to $18.6 million in common stock, to the U.S. Treasury.  The warrant provides the Treasury the option to purchase up to 1,707,989 shares of Banner Corporation common stock at a price of $10.89 per share at any time during the next ten years.  “The additional capital is being put to use by enhancing our capacity to support the communities we serve through expanded lending activities and economic development, including funding loans originated in connection with our Great Northwest Home Rush promotion,” said Jones.

Tangible stockholders’ equity at March 31, 2009 was $411.5 million, including $116.3 million attributable to preferred stock, compared to $292.6 million at March 31, 2008.  Tangible common stockholders’ equity was $295.2 million at March 31, 2009, or 6.56% of tangible assets, compared to $292.6 million, or 6.60% of tangible assets at March 31, 2008.  Tangible book value per common share was $16.96 at quarter-end, compared to $18.68 a year earlier.  At March 31, 2009, Banner had 17.4 million shares outstanding, while it had 15.7 million shares outstanding a year ago.

Cash Dividend

On March 25, 2009, Banner’s Board of Directors declared a quarterly cash dividend of $0.01 per share, payable to shareholders of record as of the close of business on April 3, 2009.  The dividend was paid on April 13, 2009.  “Due to the current uncertainty in our markets, the Board believes it is prudent to preserve the Company’s capital position by reducing the cash dividend payment, while continuing to maintain our dividend reinvestment and stock purchase plan, which provides additional capital funding,” Jones concluded.  “We believe that we will resume paying a higher level of cash dividends in the future when the recovery in the regional economy is more evident.”

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BANR-First Quarter 2009 Results
April 29, 2009

Conference Call

Banner will host a conference call on Thursday, April 30, 2009, at 8:00 a.m. PDT, to discuss first quarter 2009 results.  The conference call can be accessed live by telephone at 303-262-2075.  To listen to the call online, go to the Company’s website at www.bannerbank.com.  An archived recording of the call can be accessed by dialing 303-590-3000, passcode 11129077# until Thursday, May 7, 2009, or via the Internet at www.bannerbank.com.

About the Company

Banner Corporation is a $4.5 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiaries by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets; fluctuations in agricultural commodity prices, crop yields and weather conditions; our ability to control operating costs and expenses; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board; war or terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks detailed in Banner’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

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BANR-First Quarter 2009 Results
April 29, 2009

RESULTS OF OPERATIONS	Quarters Ended
(in thousands except shares and per share data)	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008

INTEREST INCOME:
Loans receivable	$56,347	$60,674	$68,126
Mortgage-backed securities	1,801	1,359	1,153
Securities and cash equivalents	2,183	2,934	2,727
	60,331	64,967	72,006

INTEREST EXPENSE:
Deposits	23,092	25,868	30,063
Federal Home Loan Bank advances	720	1,097	1,849
Other borrowings	227	397	610
Junior subordinated debentures	1,333	1,954	2,064
	25,372	29,316	34,586
Net interest income before provision for loan losses	34,959	35,651	37,420

PROVISION FOR LOAN LOSSES	22,000	33,000	6,500
Net interest income	12,959	2,651	30,920

OTHER OPERATING INCOME:
Deposit fees and other service charges	4,936	5,263	5,013
Mortgage banking operations	2,715	1,351	1,615
Loan servicing fees	(270)	407	349
Miscellaneous	520	205	331
	7,901	7,226	7,308
Increase (Decrease) in valuation of financial instruments carried at fair value	(3,253)	13,740	823
Total other operating income	4,648	20,966	8,131

OTHER OPERATING EXPENSE:
Salary and employee benefits	17,601	18,481	19,638
Less capitalized loan origination costs	(2,116)	(1,730)	(2,241)
Occupancy and equipment	6,054	6,197	5,868
Information / computer data services	1,534	1,309	1,989
Payment and card processing services	1,453	1,781	1,531
Professional services	1,194	1,175	755
Advertising and marketing	1,832	2,009	1,418
Deposit insurance	1,497	2,308	327
State/municipal business and use taxes	540	545	564
Amortization of core deposit intangibles	690	676	736
Miscellaneous	3,514	3,218	3,123
	33,793	35,969	33,708
Goodwill write-off	- -	71,121	- -
Total other operating expense	33,793	107,090	33,708
Income (Loss) before provision (benefit) for income taxes	(16,186)	(83,473)	5,343
PROVISION FOR (BENEFIT FROM ) INCOME TAXES	(6,923)	(4,942)	1,509
NET INCOME (LOSS)	$(9,263)	$(78,531)	$3,834

PREFERRED STOCK DIVIDEND AND DISCOUNT ACCRETION
Preferred stock dividend	1,550	689	- -
Preferred stock discount accretion	373	161	- -
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(11,186)	$(79,381)	$3,834

Earnings (Loss) per share available to common shareholder
Basic	$(0.65)	$(4.72)	$0.24
Diluted	$(0.65)	$(4.72)	$0.24
Cumulative dividends declared per common share	$0.01	$0.05	$0.20

Weighted average common shares outstanding
Basic	17,159,793	16,820,350	15,847,921
Diluted	17,159,793	16,820,350	15,965,032
Common shares repurchased during the period	- -	200	613,903
Common shares issued in connection with exercise of stock options or DRIP	493,514	171,770	251,391

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BANR-First Quarter 2009 Results
April 29, 2009

FINANCIAL CONDITION
(in thousands except shares and per share data)	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008

ASSETS
Cash and due from banks	$72,811	$89,964	$93,634
Federal funds and interest-bearing deposits	2,699	12,786	28,760
Securities - at fair value	161,963	203,902	226,910
Securities - available for sale	66,963	53,272	- -
Securities - held to maturity	67,401	59,794	55,647
Federal Home Loan Bank stock	37,371	37,371	37,371

Loans receivable:
Held for sale	11,071	7,413	6,118
Held for portfolio	3,904,476	3,953,995	3,833,875
Allowance for loan losses	(79,724)	(75,197)	(50,446)
	3,835,823	3,886,211	3,789,547

Accrued interest receivable	20,821	21,219	23,795
Real estate owned held for sale, net	38,951	21,782	7,572
Property and equipment, net	97,847	97,647	98,808
Goodwill and other intangibles, net	13,026	13,716	136,918
Bank-owned life insurance	53,163	52,680	51,725
Other assets	41,285	34,024	21,538
	$4,510,124	$4,584,368	$4,572,225

LIABILITIES
Deposits:
Non-interest-bearing	$508,593	$509,105	$486,201
Interest-bearing transaction and savings accounts	1,099,837	1,137,878	1,297,215
Interest-bearing certificates	2,019,074	2,131,867	1,909,894
	3,627,504	3,778,850	3,693,310

Advances from Federal Home Loan Bank at fair value	172,102	111,415	155,405
Customer repurchase agreements and other borrowings	181,194	145,230	135,032
Junior subordinated debentures at fair value	53,819	61,776	105,516

Accrued expenses and other liabilities	37,759	40,600	41,200
Deferred compensation	13,203	13,149	12,224
	4,085,581	4,151,020	4,142,687

STOCKHOLDERS' EQUITY

Preferred stock -Series A	116,288	115,915	- -
Common stock	318,628	316,740	292,061
Retained earnings ( accumulated deficit )	(9,210)	2,150	139,722
Other components of stockholders' equity	(1,163)	(1,457)	(2,245)
	424,543	433,348	429,538
	$4,510,124	$4,584,368	$4,572,225

Common Shares Issued:
Shares outstanding at end of period	17,645,552	17,152,038	15,903,637
Less unearned ESOP shares at end of period	240,381	240,381	240,381
Shares outstanding at end of period excluding unearned ESOP shares	17,405,171	16,911,657	15,663,256

Common stockholders' equity per share (1)	$17.71	$18.77	$27.42
Common stockholders' tangible equity per share (1) (2)	$16.96	$17.96	$18.68
Tangible common stockholder's equity to tangible assets	6.56%	6.64%	6.60%
Consolidated Tier 1 leverage capital ratio	10.27%	10.32%	9.15%

(1)	- Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding and excludes unallocated shares in the ESOP.
(2)	- Tangible common equity excludes preferred stock, goodwill, core deposit and other intangibles.

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BANR-First Quarter 2009 Results
April 29, 2009

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008
LOANS (including loans held for sale):
Commercial real estate	$1,036,285	$1,013,709	$899,333
Multifamily real estate	149,442	151,274	163,110
Commercial construction	103,643	104,495	75,849
Multifamily construction	46,568	33,661	38,434
One- to four-family construction	365,421	420,673	571,720
Land and land development	446,128	486,130	502,077
Commercial business	650,123	679,867	735,802
Agricultural business including secured by farmland	197,972	204,142	181,403
One- to four-family real estate	643,705	599,169	456,199
Consumer	276,260	268,288	216,066
Total loans outstanding	$3,915,547	$3,961,408	$3,839,993
Restructured loans performing under their restructured terms	$27,550	$23,635	$2,026
Total loans 30 days past due and on non-accrual	$335,780	$248,469	$85,927
Total delinquent loans / Total loans outstanding	8.58%	6.27%	2.24%

GEOGRAPHIC CONCENTRATION OF LOANS AT
March 31, 2009	Washington	Oregon	Idaho		Other	Total

Commercial real estate	$777,568	$163,994	$81,911		$12,812	$1,036,285
Multifamily real estate	124,786	12,478	8,804		3,374	149,442
Commercial construction	59,181	33,431	10,081		950	103,643
Multifamily construction	28,428	18,140	- -		- -	46,568
One- to four-family construction	177,349	171,780	16,292		- -	365,421
Land and land development	223,752	163,179	59,197		- -	446,128
Commercial business	483,004	74,744	76,819		15,556	650,123
Agricultural business including secured by farmland	89,053	45,080	63,839		- -	197,972
One- to four-family real estate	492,774	106,383	39,504		5,044	643,705
Consumer	199,684	57,892	18,183		501	276,260
Total loans outstanding	$2,655,579	$847,101	$374,630		$38,237	$3,915,547

Percent of total loans	67.8%	21.6%	9.6%		1.0%	100.0%

DETAIL OF LAND AND LAND DEVELOPMENT LOANS AT
March 31, 2009	Washington	Oregon	Idaho		Other	Total

Residential
Acquisition & development	$113,083	$118,945	$23,291	$	- -	$255,319
Improved lots	53,563	30,321	5,467		- -	89,351
Unimproved land	25,109	12,010	25,159		- -	62,278
Commercial & industrial
Acquisition & development	3,904	- -	194		- -	4,098
Improved land	17,207	699	402		- -	18,308
Unimproved land	10,886	1,204	4,684		- -	16,774
Total land & land development loans outstanding	$223,752	$163,179	$59,197	$	- -	$446,128

ADDITIONAL INFORMATION ON DEPOSITS & OTHER BORROWINGS

BREAKDOWN OF DEPOSITS	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008

Non-interest-bearing	$508,593	$509,105	$486,201
Interest-bearing checking	307,741	378,952	452,531
Regular savings accounts	490,239	474,885	610,085
Money market accounts	301,857	284,041	234,599
Interest-bearing transaction & savings accounts	1,099,837	1,137,878	1,297,215
Interest-bearing certificates	2,019,074	2,131,867	1,909,894
Total deposits	$3,627,504	$3,778,850	$3,693,310

INCLUDED IN OTHER BORROWINGS
Customer repurchase agreements / "Sweep accounts"	$131,224	$145,230	$85,032

	Washington	Oregon	Idaho		Total
GEOGRAPHIC CONCENTRATION OF DEPOSITS AT
March 31, 2009	$2,843,305	$559,972	$224,227		$3,627,504

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BANR-First Quarter 2009 Results
April 29, 2009

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

CHANGE IN THE		Quarters Ended
ALLOWANCE FOR LOAN LOSSES	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008

Balance, beginning of period
Provision	$75,197	$58,846	$45,827
	22,000	33,000	6,500
Recoveries of loans previously charged off
Loans charged-off	155	715	144
	(17,628)	(17,364)	(2,025)
Net (charge-offs) recoveries	(17,473)	(16,649)	(1,881)
Balance, end of period	$79,724	$75,197	$50,446
Net charge-offs (recoveries) / Average loans outstanding	0.44%	0.42%	0.05%

ALLOCATION OF
ALLOWANCE FOR LOAN LOSSES
Specific or allocated loss allowance	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008
Commercial real estate	$4,972	$4,199	$4,180
Multifamily real estate	84	87	587
Construction and land	46,297	38,253	11,117
One- to four-family real estate	814	752	2,054
Commercial business	18,186	16,533	17,842
Agricultural business, including secured by farmland	587	530	1,397
Consumer	1,682	1,730	2,807
Total allocated	72,622	62,084	39,984
Estimated allowance for undisbursed commitments	1,358	1,108	599
Unallocated	5,744	12,005	9,863
Total allowance for loan losses	$79,724	$75,197	$50,446

Allowance for loan losses / Total loans outstanding	2.04%	1.90%	1.31%

REGULATORY CAPITAL RATIOS AT		Actual		Minimum for Capital Adequacy or "Well Capitalized"
March 31, 2009	Amount		Ratio	Amount	Ratio

Banner Corporation-consolidated
Total capital to risk-weighted assets	$515,432		12.87%	$320,271	8.00%
Tier 1 capital to risk-weighted assets	465,039		11.62%	160,135	4.00%
Tier 1 leverage capital to average assets	465,039		10.27%	181,200	4.00%

Banner Bank
Total capital to risk-weighted assets	464,079		12.09%	383,774	10.00%
Tier 1 capital to risk-weighted assets	415,730		10.83%	230,265	6.00%
Tier 1 leverage capital to average assets	415,730		9.56%	217,341	5.00%

Islanders Bank
Total capital to risk-weighted assets	24,860		13.56%	18,329	10.00%
Tier 1 capital to risk-weighted assets	23,631		12.89%	10,997	6.00%
Tier 1 leverage capital to average assets	23,631		11.73%	10,072	5.00%

(more)

BANR-First Quarter 2009 Results
April 29, 2009

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

	Mar 31, 2009	Dec 31, 2008		Mar 31, 2008

NON-PERFORMING ASSETS

Loans on non-accrual status
Secured by real estate:
Commercial	$15,180	$12,879		$3,273
Multifamily	968	- -		- -
Construction and land	175,794	154,823		44,192
One- to four-family	21,900	8,649		2,869
Commercial business	7,500	8,617		3,114
Agricultural business, including secured by farmland	2,176	1,880		386
Consumer	275	130		40
	223,793	186,978		53,874

Loans more than 90 days delinquent, still on accrual
Secured by real estate:
Commercial	- -	- -		- -
Multifamily	- -	- -		- -
Construction and land	- -	- -		- -
One- to four-family	161	124		488
Commercial business	- -	- -		- -
Agricultural business, including secured by farmland	- -	- -		- -
Consumer	143	243		73
	304	367		561
Total non-performing loans	224,097	187,345		54,435
Securities on non - accrual at fair value	160	- -		- -
Real estate owned (REO) / Repossessed assets	39,109	21,886		7,579
Total non-performing assets	$263,366	$209,231		$62,014

Total non-performing assets / Total assets	5.84%	4.56%		1.36%

DETAIL & GEOGRAPHIC CONCENTRATION OF
NON-PERFORMING ASSETS AT
March 31, 2009	Washington	Oregon		Idaho		Other	Total
Secured by real estate:
Commercial	$7,774	$7,406	$	- -	$	- -	$15,180
Multifamily	968	- -		- -		- -	968
Construction and land
One- to four-family construction	34,927	25,885		6,376		- -	67,188
Residential land acquisition & development	30,555	36,678		6,533		- -	73,766
Residential land improved lots	11,133	3,058		2,006		- -	16,197
Residential land unimproved	8,415	200		5,543		- -	14,158
Commercial land acquisition & development	- -	- -		- -		- -	- -
Commercial land improved	- -	- -		- -		- -	- -
Commercial land unimproved	4,076	409		- -		- -	4,485
Total construction and land	89,106	66,230		20,458		- -	175,794

One- to four-family	9,442	2,820		8,667		1,132	22,061
Commercial business	6,115	1,118		267		- -	7,500
Agricultural business, including secured by farmland	774	417		985		- -	2,176
Consumer	418	- -		- -		- -	418
Total non-performing loans	114,597	77,991		30,377		1,132	224,097
Securities on non - accrual	- -	- -		- -		160	160
Real estate owned (REO) and repossessed assets	23,390	12,650		3,069		- -	39,109
Total non-performing assets at end of the period	$137,987	$90,641		$33,446		$1,292	$263,366

(more)

BANR-First Quarter 2009 Results
April 29, 2009

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
	Quarters Ended

OPERATING PERFORMANCE	Mar 31, 2009	Dec 31, 2008	Mar 31, 2008

Average loans	$3,942,917	$3,988,531	$3,830,992
Average securities and deposits	403,514	391,560	312,596
Average non-interest-earning assets	193,188	296,927	359,474

Total average assets	$4,539,619	$4,677,018	$4,503,062

Average deposits	$3,693,345	$3,750,383	$3,606,121
Average borrowings	416,927	456,383	411,560
Average non-interest-bearing liabilities	(7,922)	25,459	42,997

Total average liabilities	4,102,350	4,232,225	4,060,678

Total average stockholders' equity	437,269	444,793	442,384
	`
Total average liabilities and equity	$4,539,619	$4,677,018	$4,503,062

Interest rate yield on loans	5.80%	6.05%	7.15%
Interest rate yield on securities and deposits	4.00%	4.36%	4.99%

Interest rate yield on interest-earning assets	5.63%	5.90%	6.99%

Interest rate expense on deposits	2.54%	2.74%	3.35%
Interest rate expense on borrowings	2.22%	3.01%	4.42%

Interest rate expense on interest-bearing liabilities	2.50%	2.77%	3.46%

Interest rate spread	3.13%	3.13%	3.53%

Net interest margin	3.26%	3.24%	3.63%

Other operating income / Average assets	0.42%	1.78%	0.73%

Other operating income (loss) EXCLUDING change in valuation of
financial instruments carried at fair value / Average assets (1)	0.71%	0.61%	0.65%

Other operating expense / Average assets	3.02%	9.11%	3.01%

Other operating expense EXCLUDING goodwill write-off / Average assets (1)	3.02%	3.06%	3.01%

Efficiency ratio (other operating expense / revenue)	85.32%	189.15%	74.00%

Return (Loss) on average assets	(0.83%)	(6.68%)	0.34%

Return (Loss) on average equity	(8.59%)	(70.24%)	3.49%

Return (Loss) on average tangible equity (2)	(8.86%)	(86.69%)	5.05%

Average equity / Average assets	9.63%	9.51%	9.82%

(1)	- Earnings information excluding the fair value adjustments and goodwill impairment charge (alternately referred to as operating income (loss) from recurring operations and expenses from recurring operations) represent non-GAAP (Generally Accepted
Accounting Principles) financial measures.

(2)	- Average tangible equity excludes goodwill, core deposit and other intangibles.